Exhibit 10.29

REGIONAL FOCUS • GLOBAL SCALE

CP SHIPS COMMON SHARE OFFERING

RAISES CAPITAL TO ACQUIRE ITALIA AND RESTRUCTURE DEBT

LONDON, UK (30 May 2002) – CP Ships Limited, one of the world’s leading container shipping companies, is proposing to raise approximately US$ 100 million through an offering of common shares. The final terms of the offering will be determined at the time of pricing.

The joint lead managers for the common share offering are Morgan Stanley and Salomon Smith Barney. RBC Capital Markets is acting as co-manager. A preliminary short-form prospectus for the common share offering has today been filed with the Canadian securities regulators and a Form F-10 registration statement has been filed with the U.S. Securities and Exchange Commission.

CP Ships intends to use the proceeds of the common share offering, plus the proceeds of a $250 million private offering of senior notes being announced today, to acquire the container shipping company Italia di Navigazione, to purchase four ice-strengthened ships currently bareboat chartered and to reduce borrowings under its $ 175 million revolving credit facility.

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The Registration Statement for the common shares has not yet become effective. The common shares may not be sold nor may offers to buy the common shares be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About CP Ships: One of the world’s leading container shipping companies, CP Ships provides international container transportation services in four key regional markets: TransAtlantic, Australasia, Latin America and Asia. Within these markets CP Ships operates in 24 trade lanes, most of which are served by two or more of its six readily recognized brands: ANZDL, Canada Maritime, Cast, Contship Containerlines, Lykes Lines and TMM Lines. Its fleet of 78 ships carries nearly two million teu per year. Within the majority of its core trade lanes, CP Ships is the leading carrier. CP Ships also owns Montreal Gateway Terminals, which operates one of the largest marine container terminal facilities in Canada. CP Ships is traded on the Toronto and New York stock exchanges under the symbol TEU.

CONTACTS

Investors
Jeremy Lee, VP Investor Relations
Telephone: +44 (0) 20 7389 1153 or +1 514 934 5254

Media
Elizabeth Canna, Director Corporate Communications
Telephone: +41 (0)79 691 3764
or
Ian Matheson, Impress Communications
Telephone: +44(0)1689 860 660

Note: This press release may include forward-looking statements about the operations, objectives and expected financial results of CP Ships and its affiliates. Such statements are inherently subject to uncertainties arising from a variety of factors including, without limitation, legislative or regulatory changes, competition, technological developments and global economic and financial conditions. Actual performance could differ substantially.

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